EX-d.1

                                        JACKSON NATIONAL LIFE
                                            INSURANCE COMPANY [GRAPHIC OMITTED]
                                                  OF NEW YORK
                                               A STOCK COMPANY

[2900 Westchester Avenue
Purchase, New York 10577]

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   Thank you for choosing Jackson National Life Insurance Company of New York.
  If You have any questions, please contact the Company at the Service Center address and telephone number shown in the Policy Data Pages.

                  THIS FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE
        POLICY OFFERED BY JACKSON NATIONAL LIFE OF NEW YORK (JNL/NY) IS A
                     LEGAL CONTRACT BETWEEN YOU AND JNL/NY.

                           READ YOUR POLICY CAREFULLY.

We agree to pay to the Beneficiary the Death Benefit Proceeds, as described in the Death Benefit Provisions, and any other Policy benefits payable due to the Insured's death if the Insured dies while this Policy is in force. This agreement is subject to the terms of this Policy.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT PROCEEDS ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE INVESTMENT DIVISIONS. THE DEATH BENEFIT PROCEEDS ARE DETERMINED AS DESCRIBED IN THE DEATH BENEFIT PROVISION OF THE POLICY.

THE POLICY VALUES MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THE SEPARATE ACCOUNT.

THE POLICY'S FIXED ACCOUNT VALUE IN THE GENERAL ACCOUNT WILL EARN INTEREST DAILY AT AN ANNUAL EFFECTIVE RATE EQUAL TO THE FIXED ACCOUNT MINIMUM INTEREST RATE. INTEREST IN EXCESS OF THE FIXED ACCOUNT MINIMUM INTEREST RATE MAY BE APPLIED IN THE CALCULATION OF THE FIXED ACCOUNT VALUE AT SUCH RATES AS THE COMPANY MAY DETERMINE.

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                             RIGHT TO EXAMINE POLICY

YOU MAY RETURN THIS POLICY TO THE SELLING PRODUCER OR JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK WITHIN 10 DAYS AFTER YOU RECEIVE IT. IF THIS POLICY WAS PURCHASED AS A REPLACEMENT, YOU MAY RETURN THIS POLICY TO THE SELLING PRODUCER OR THE COMPANY WITHIN 60 DAYS AFTER YOU RECEIVE IT. UPON RECEIPT OF THIS POLICY, THE COMPANY WILL REFUND THE FULL PREMIUM PAID LESS ANY INDEBTEDNESS AND/OR SURRENDERS. UPON SUCH REFUND, THIS POLICY SHALL BE VOID.
--------------------------------------------------------------------------------

FLEXIBLE PREMIUM VARIABLE LIFE          THIS CONTRACT IS SIGNED AT THE HOME
INSURANCE POLICY. FLEXIBLE PREMIUM      OFFICE OF JACKSON NATIONAL LIFE
PAYABLE DURING INSURED'S LIFETIME TO    INSURANCE COMPANY OF NEW YORK
ATTAINED AGE 100. DEATH BENEFIT
PERIOD OF COVERAGE NOT GUARANTEED.      /s/ Clark P. Manning
NONPARTICIPATING.
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                        /s/ Thomas J. Meyer

                                        SECRETARY

VUL1803NY

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                                TABLE OF CONTENTS
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                                                             PAGE

Policy Data Pages                                              3a

Definitions                                                     4

General Provisions                                              7

Ownership and Beneficiary Provisions                           13

Premium Provisions                                             14

Policy Value Provisions                                        15

Policy Loan Provisions                                         18

Surrender Provisions (Withdrawal Provisions)                   20

Transfer Provisions                                            21

Death Benefit Provisions                                       23


VUL1803NY                              2


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                                POLICY DATA PAGE
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      Policy Number:                                        VUL1803NY

      Insured:                                              John Doe

      Insured's Age/Gender:                                 45 Male

      Risk Classification:                                  Preferred Non-Tobacco

      Death Benefit Option:                                 Option A

      Initial Specified Death Benefit:                      $350,000.00

      [Guaranteed Death Benefit Qualifying Monthly          $[X,XXX.XX]
      Premium Amount:]

      Death Benefit Qualification Test                      [Cash Value  Accumulation  Test] [Guideline  Premium
                                                            and Cash Value Corridor Test]

      Planned Premium Frequency:                            Annual

      Planned Premium:                                      $3,500.00

      Initial Premium Received:                             $3,500.00

      [Guideline Single Premium:]                           [$10,000.00]

      [Guideline Level Premium:]                            [$4,000.00]

      Issue Date:                                           January 2, 2005

      Policy Date:                                          January 2, 2005

      Issue State:                                          New York

      Owner:                                                John Doe

      Joint Owner:                                          N/A

      Beneficiary(ies)                                      Jane Doe Johnny Doe Jr.



VUL1803NY                              3a



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                            POLICY DATA PAGE (CONT'D)
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                    SCHEDULE OF RIDERS / ADDITIONAL BENEFITS

RIDER / ADDITIONAL                             BENEFIT                  EXPIRY               INITIAL MONTHLY CHARGE
BENEFIT                                         AMOUNT                   DATE
Terminal Illness Benefit Rider               (See Rider)                                           No Charge
          (Policy Insured)
                                                                         None

























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               Jackson National Life Insurance Company of New York
                            [2900 Westchester Avenue
                            Purchase, New York 10577
                                 1-800-599-5651]


VUL1803NY                              3b



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                            POLICY DATA PAGE (CONT'D)
-------------------------------------------------------------------------------------------------------------------

MAXIMUM POLICY CHARGES

Sales Charge                                Sales Charge                              Cumulative Premium
                                                4.5%                                   $100,000 or less
                                                3.5%                                  $100,001 - $250,000
                                                2.5%                                  $250,001 - $500,000
                                                 2%                                        $500,001+

                             The Sales Charge is applicable in Policy Years [1-10].

                             Return of Sales Charge:
                             There will be a partial return of the Sales Charge if the Policy has not lapsed and is surrendered in full during the first or second Policy Year, excluding surrenders as part of a 1035 exchange.
                             3.00% of the Premium will be returned if the Policy is surrendered during the first Policy Year and 2.50% of the Premium will be returned if the Policy is surrendered during the second Policy Year.
                             However, in no instance will the return of Sales
                             Charge exceed the amount of Sales Charge actually collected.

Tax Charges                  2.0% of each Premium received for state and local taxes.

                             1.5% of each Premium received for federal income tax treatment of deferred acquisition costs for this Policy.

Monthly Policy Fee           $10.00 per month in Policy Years 1-10, and $8.00 per month thereafter.

Asset Based Risk Charge*     This charge is deducted from the Separate Account
                             Policy Value on a daily basis and will not
                             exceed 1.0% annually in any Policy Year.

Monthly Cost of Insurance    See Cost Of Insurance Rates Section.
Rate*

Monthly Administrative       $[0.05-0.30] per $1,000 of Specified Death Benefit each
Charge                       month during Policy Years 1-15 up to $2,000,000 of Specified Death
                             Benefit; and $0.01 per $1,000 of Specified Death Benefit each month during Policy Years 16+, up to $2,000,000 of
                             Specified Death Benefit.

Transfer Charge              Transfers in excess of 15 in any Policy Year
                             are subject to a charge of $25.00, which will be
                             deducted from the amount transferred in advance.
                             Transfer Charges will not apply to transfers on the
                             Allocation Date or transfers due to systematic
                             investment programs provided by the Company. Such
                             transfers will not be counted toward the maximum
                             number of free annual transfers.

Partial Surrender Fee         Not to exceed $25.00.

*Charges are subject to adjustments on an annual basis, but will not exceed the maximums shown above.

VUL1803NY                              3c                                  {Commission Option}



VUL1803NY                              3c                                    {Fee Only Option}
-------------------------------------------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
-------------------------------------------------------------------------------------------------------------------

MAXIMUM POLICY CHARGES

Sales Charge                 None


Tax Charges                  2.0% of each Premium received for state and local taxes.

                             1.5% of each Premium received for federal income tax treatment of deferred acquisition costs for this Policy.

Monthly Policy Fee           $10.00 per month in Policy Years 1-10, and $8.00 per month thereafter.

Asset Based Risk Charge*     This charge is deducted from the Separate Account
                             Policy Value on a daily basis and will not
                             exceed 1.0% annually in any Policy Year.

Monthly Cost of Insurance     See Cost Of Insurance Rates Section.
Rate*

Monthly Administrative       $[0.05-0.30] per $1,000 of Specified Death Benefit each
Charge                       month during Policy Years 1-15, up to $2,000,000 of Specified Death
                             Benefit; and $0.01 per $1,000 of Specified Death Benefit each month during Policy Years 16+, up to $2,000,000 of
                             Specified Death Benefit.

Transfer Charge              Transfers in excess of 15 in any Policy Year
                             are subject to a charge of $25.00, which will be
                             deducted from the amount transferred in advance.
                             Transfer Charges will not apply to transfers on the
                             Allocation Date or transfers due to systematic
                             investment programs provided by the Company. Such
                             transfers will not be counted toward the maximum
                             number of free annual transfers.

Partial Surrender Fee        Not to exceed $25.00.

*Charges are subject to adjustments on an annual basis, but will not exceed the maximums shown above.




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                            POLICY DATA PAGE (CONT'D)
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Illustration Charge          A charge not to exceed $25.00 may be charged
                             for each in-force illustration in excess of one
                             each Policy Year.

Re-Underwriting Charge       A charge not to exceed $25.00 may be charged each time the Policy is re-underwritten.

NOTE: IT IS POSSIBLE THAT THE COVERAGE WILL LAPSE IF THE NET POLICY VALUE IS
INSUFFICIENT TO PAY THE POLICY CHARGES ASSESSED ON ANY GIVEN DATE. THE POLICY
VALUE MAY BE BASED IN PART ON THE SEPARATE ACCOUNT POLICY VALUE. IT IS POSSIBLE
THAT THE POLICY WILL NOT STAY IN FORCE TO AGE 100 EVEN IF PLANNED PREMIUMS ARE
PAID DUE TO CHANGES IN CURRENT INTEREST RATE CREDITED, INVESTMENT PERFORMANCE OF
THE SEPARATE ACCOUNT, CHANGES IN THE CURRENT POLICY CHARGES, LOANS AND PARTIAL
SURRENDER ACTIVITY OR CHANGES IN DEATH BENEFIT OPTIONS. IF THE POLICY DOES NOT
REMAIN IN FORCE, THERE WILL BE NO DEATH BENEFIT OR CASH SURRENDER VALUE, SUBJECT
TO THE TERMS OF THE POLICY.

IF THE POLICY ENTERS THE GRACE PERIOD, AN ADDITIONAL LUMP SUM PAYMENT MAY BE
REQUIRED TO KEEP THE POLICY IN FORCE AT THE END OF THE GRACE PERIOD. THE OWNER
MAY CONTACT THE COMPANY FOR ADDITIONAL INFORMATION.

INTEREST IN EXCESS OF THE FIXED ACCOUNT MINIMUM INTEREST RATE AND CURRENT POLICY
CHARGES ARE NOT GUARANTEED AND MAY BE CHANGED BY THE COMPANY. CHANGES IN THESE
FACTORS MAY REQUIRE THAT MORE PREMIUM BE PAID OR MAY RESULT IN POLICY VALUES
LESS THAN THOSE ILLUSTRATED.

VUL1803NY                              3d



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                            POLICY DATA PAGE (CONT'D)
-------------------------------------------------------------------------------------------------------------------

POLICY MINIMUMS:

Surrenders                                 Minimum Partial Surrender Amount: $500.00

Premium                                    Minimum Premium Amount: $25.00

Specified Death Benefit                    Minimum Specified Death Benefit: $100,000.00
                                           Minimum Specified Death Benefit Unscheduled Increase or Decrease:
                                           $10,000.00

Fixed Account Minimum Interest Rate        3.00%

Dollar Cost Averaging Minimum Source       $5,000.00
Account Value

Dollar Cost Averaging Minimum Transfer     $100.00
Amount

TRANSFERS:

Maximum Fixed Account Transfer             Greater of $1,000, the amount transferred out of
                                           the Fixed Account in the previous
                                           Policy Year, or 25% of Your Fixed
                                           Account Value, but never greater than
                                           Your Fixed Account Value.

POLICY LOANS:

Maximum Loan Amount                        The Net  Policy  Value in effect  on the date We grant the loan  minus the amount  determined by the Company to facilitate  continued  coverage until
                                           the  next  Policy   Anniversary  or  until  the  next   following   Policy
                                           Anniversary  if the Policy  loan is taken  within  thirty (30) days before the next Policy  Anniversary,  but never less than the amount  required by law.

Minimum Loan Amount                        $500.00

Minimum Loan Repayment                     $25.00

Loan Interest Rates Charged                4.00% in Policy Years 1-5 and 3.00% thereafter.

Interest Rate Credited to Policy Value     3.00%
That Is Held as Loan Collateral

POLICY OPTIONS:
The Company may limit the number of Policy Options to which the Policy Value can be allocated at any one time.

FIXED ACCOUNT                              Earns a declared interest
                                           rate as described in the Fixed
                                           Account provision, not to be less
                                           than the Fixed Account Minimum
                                           Interest Rate shown above.

INVESTMENT DIVISIONS                       Availability is indicated in the application, current
                                           prospectus and any supplements.

                                           The Company may periodically add or delete Investment Divisions.

SEPARATE ACCOUNT:                          JNL/NY Separate Account IV


VUL1803NY                              3e



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                            POLICY DATA PAGE (CONT'D)
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           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 OF NET AMOUNT AT RISK

                      ATTAINED         MONTHLY RATE                 ATTAINED                    MONTHLY
                        AGE                                            AGE                       RATE
                 ------------------- ------------------ ------- ------------------ --------------------------
                        [45                $0.37996                    73                        $4.49620
                         46                $0.41093                    74                        $4.98352
                         47                $0.44442                    75                        $5.51331
                         48                $0.47960                    76                        $6.07653
                         49                $0.51898                    77                        $6.66569
                         50                $0.56089                    78                        $7.27588
                         51                $0.61038                    79                        $7.92387
                         52                $0.66577                    80                        $8.63521
                         53                $0.72875                    81                        $9.43078
                         54                $0.80018                    82                       $10.33895
                         55                $0.87672                    83                       $11.37350
                         56                $0.96005                    84                       $12.51384
                         57                $1.04684                    85                       $13.73773
                         58                $1.13962                    86                       $15.02185
                         59                $1.23925                    87                       $16.35661
                         60                $1.34998                    88                       $17.73798
                         61                $1.47355                    89                       $19.17199
                         62                $1.61341                    90                       $20.67765
                         63                $1.77217                    91                       $22.28714
                         64                $1.94909                    92                       $24.06347
                         65                $2.14342                    93                       $26.11993
                         66                $2.35100                    94                       $28.81300
                         67                $2.57276                    95                       $32.81758
                         68                $2.80882                    96                       $39.64294
                         69                $3.06532                    97                       $53.06605
                         70                $3.35367                    98                       $83.33333
                         71                $3.68199                    99                      $83.33333]
                         72                $4.06029



VUL1803NY                              3f


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                            POLICY DATA PAGE (CONT'D)
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                   [TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
                          CASH VALUE ACCUMULATION TEST

       ATTAINED         DEATH BENEFIT PERCENTAGE           ATTAINED             DEATH BENEFIT
         AGE                                                  AGE                PERCENTAGE
----------------------- ------------------------- --- -------------------- ------------------------
          45                    293.502%                      73                  143.115%
          46                    284.583%                      74                  140.548%
          47                    276.007%                      75                  138.142%
          48                    267.760%                      76                  135.889%
          49                    259.824%                      77                  133.775%
          50                    252.192%                      78                  131.782%
          51                    244.849%                      79                  129.891%
          52                    237.800%                      80                  128.090%
          53                    231.039%                      81                  126.374%
          54                    224.563%                      82                  124.745%
          55                    218.369%                      83                  123.212%
          56                    212.442%                      84                  121.783%
          57                    206.771%                      85                  120.459%
          58                    201.335%                      86                  119.233%
          59                    196.120%                      87                  118.092%
          60                    191.115%                      88                  117.021%
          61                    186.315%                      89                  115.999%
          62                    181.716%                      90                  115.007%
          63                    177.320%                      91                  114.023%
          64                    173.126%                      92                  113.021%
          65                    169.130%                      93                  111.971%
          66                    165.325%                      94                  110.840%
          67                    161.698%                      95                  109.606%
          68                    158.235%                      96                  108.265%
          69                    154.923%                      97                  106.838%
          70                    151.753%                      98                  105.386%
          71                    148.725%                      99                  104.000%
          72                    145.844%





The Minimum Death Benefit percentages comply with Section 7702 of the Internal
Revenue Code (as amended). ]


VUL1803NY                              3g                                               [CVAT]



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                            POLICY DATA PAGE (CONT'D)
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                   [TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
                 GUIDELINE PREMIUM AND CASH VALUE CORRIDOR TEST

       ATTAINED         DEATH BENEFIT PERCENTAGE           ATTAINED             DEATH BENEFIT
         AGE                                                  AGE                PERCENTAGE
----------------------- ------------------------- --- -------------------- ------------------------
     0 through 40                250%                         60                    130%
          41                     243%                         61                    128%
          42                     236%                         62                    126%
          43                     229%                         63                    124%
          44                     222%                         64                    122%
          45                     215%                         65                    120%
          46                     209%                         66                    119%
          47                     203%                         67                    118%
          48                     197%                         68                    117%
          49                     191%                         69                    116%
          50                     185%                         70                    115%
          51                     178%                         71                    113%
          52                     171%                         72                    111%
          53                     164%                         73                    109%
          54                     157%                         74                    107%
          55                     150%                    75 through 90              105%
          56                     146%                         91                    104%
          57                     142%                         92                    103%
          58                     138%                         93                    102%
          59                     134%                         94                    101%
                                                              95+                   100%


The Minimum Death Benefit percentages comply with Section 7702 of the Internal
Revenue Code (as amended).]

VUL1803NY                              3g                                                [GPT]



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                            POLICY DATA PAGE (CONT'D)
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                      SCHEDULE OF SPECIFIED DEATH BENEFITS

   POLICY YEAR         SPECIFIED DEATH            POLICY YEAR         SPECIFIED DEATH
                           BENEFIT                                        BENEFIT
------------------- ----------------------- -- ------------------- -----------------------

        [1              $350,000.00                    29              $350,000.00
        2               $350,000.00                    30              $350,000.00
        3               $350,000.00                    31              $350,000.00
        4               $350,000.00                    32              $350,000.00
        5               $350,000.00                    33              $350,000.00
        6               $350,000.00                    34              $350,000.00
        7               $350,000.00                    35              $350,000.00
        8               $350,000.00                    36              $350,000.00
        9               $350,000.00                    37              $350,000.00
        10              $350,000.00                    38              $350,000.00
        11              $350,000.00                    39              $350,000.00
        12              $350,000.00                    40              $350,000.00
        13              $350,000.00                    41              $350,000.00
        14              $350,000.00                    42              $350,000.00
        15              $350,000.00                    43              $350,000.00
        16              $350,000.00                    44              $350,000.00
        17              $350,000.00                    45              $350,000.00
        18              $350,000.00                    46              $350,000.00
        19              $350,000.00                    47              $350,000.00
        20              $350,000.00                    48              $350,000.00
        21              $350,000.00                    49              $350,000.00
        22              $350,000.00                    50              $350,000.00
        23              $350,000.00                    51              $350,000.00
        24              $350,000.00                    52              $350,000.00
        25              $350,000.00                    53              $350,000.00
        26              $350,000.00                    54              $350,000.00
        27              $350,000.00                    55             $350,000.00]
        28              $350,000.00

VUL1803NY                              3h

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                                   DEFINITIONS
--------------------------------------------------------------------------------

The following are key words used in this Policy. They are important in describing both Your rights and Ours. When they are used, they are capitalized. As You read Your Policy, refer back to these definitions.

ACCUMULATION UNIT. A unit of measure used to calculate the value in an Investment Division.

ALLOCATION DATE. The date on which funds are initially allocated to the Investment Division(s) specified by Your most recent instructions received by Us. The Allocation Date will be the Business Day on or following the fifth day following the end of the Policy's free-look period as described in the Right to Examine Policy provision.

ATTAINED AGE. The Insured's nearest age on the Policy Date plus the number of Policy Years since the Policy Date.

BASE DEATH BENEFIT. The greater of the Specified Death Benefit adjusted in accordance with the Death Benefit Option elected or the Minimum Death Benefit.

BENEFICIARY(IES). The person(s) or entity(ies) designated to receive the Death Benefit Proceeds upon the death of the Insured.

BUSINESS DAY. Each day when the New York Stock Exchange is open for business. The Business Day ends when the New York Stock Exchange closes, usually 4:00 p.m. Eastern time.

CASH SURRENDER VALUE. The Policy Value less any Indebtedness, plus any applicable return of Sales Charge. A detailed statement of the method of computation of Cash Surrender Values and other nonforfeiture benefits is on file with the State of New York Superintendent of Insurance.

DEATH BENEFIT PROCEEDS. The amount We will pay to the Beneficiary(ies) on the death of the Insured while this Policy is in force.

DEATH BENEFIT QUALIFICATION TEST. Either the Cash Value Accumulation Test or the Guideline Premium and Cash Value Corridor Test. The test, which is chosen by the Owner and is shown in the Policy Data Pages, determines the manner in which the Policy will qualify as a life insurance contract under the Internal Revenue Code, as amended. The Death Benefit Qualification Test may not be changed during the life of the Policy.

DUE PROOF OF DEATH. An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to the Company.

ENDORSEMENT. An attachment that modifies a provision of this Policy. When an Endorsement is attached to the Policy it is a part of the Policy and is subject to all the terms of the Policy unless We state otherwise in the Endorsement.

FIXED ACCOUNT. A Policy Option that earns an annually declared rate of interest. Allocations made to the Fixed Account are part of the General Account of the Company.

FIXED ACCOUNT VALUE. The Fixed Account Value is: (1) the Net Premium and any subsequent amounts allocated to the Fixed Account; less (2) any amounts canceled or surrendered for transfers, charges, fees, or surrenders; plus (3) any interest credited.


VUL1803NY                               4

--------------------------------------------------------------------------------
                              DEFINITIONS (CONT'D)
--------------------------------------------------------------------------------

GENERAL ACCOUNT. An account maintained by the Company for all assets not allocated to a Separate Account or other segregated account.

GUIDELINE SINGLE PREMIUM/GUIDELINE LEVEL PREMIUM. Premium limits established by the Internal Revenue Code for this Policy to qualify as life insurance under the Guideline Premium and Cash Value Corridor Test of the Internal Revenue Code, as amended.

INDEBTEDNESS. The total of any unpaid loan amounts and any unpaid loan interest.

INSURED. The person whose life is covered by this Policy.

INVESTMENT DIVISIONS. Separate and distinct divisions of the Separate Account to which specific underlying mutual fund shares are allocated and for which Accumulation Units are separately maintained. The Policy Value in the Investment Divisions will go up or down depending on the performance of the underlying mutual funds. Investment Divisions may also be referred to as Portfolio(s) or Portfolio Options.

ISSUE DATE. The date as shown in the Policy Data Pages which begins the contestable and suicide periods.

JOINT OWNER. If there is more than one Owner, each Owner shall be a Joint Owner of the Policy. Joint Owners have equal ownership rights and each must authorize any exercise of those ownership rights.

LOAN ACCOUNT. An account that is part of the General Account in which funds from Your Investment Divisions and the Fixed Account are placed as security for Your loan.

LOAN ACCOUNT VALUE. The amount set aside in the Loan Account to secure any Indebtedness and interest credited thereon.

MINIMUM DEATH BENEFIT. The Policy Value multiplied by the Minimum Death Benefit percentages as shown in the Policy Data Pages.

MONTHLY ANNIVERSARY. The same date as the Policy Date for each succeeding month.

MONTHLY DEDUCTION. The amount deducted from the Policy Value on the Policy Date and each Monthly Anniversary. This amount is determined as specified under the Monthly Deduction provision.

NET POLICY VALUE. The Policy Value less any Indebtedness.

NET PREMIUM. All Premium paid, less any Sales Charge and Tax Charges.

OWNER ("YOU," "YOUR"). The person or entity shown in the Policy Data Pages who is entitled to exercise all rights and privileges under this Policy. If Joint Owners are named, all references to Owner shall mean Joint Owners.

PLANNED PREMIUM. The amount of Premium that the Owner plans on paying into the Policy as specified in the Policy Data Pages.

POLICY. This flexible premium variable life insurance policy between You and Us.

POLICY ANNIVERSARY. An annual anniversary of the Policy Date.


VUL1803NY                               5

--------------------------------------------------------------------------------
                              DEFINITIONS (CONT'D)
--------------------------------------------------------------------------------

POLICY DATE. The date Your coverage under this Policy begins.

POLICY OPTION. The Fixed Account or an Investment Division offered by Us under this Policy. (Each Policy Option is more fully explained in the Accumulation Provisions.)

POLICY VALUE. The sum of the Separate Account Policy Value, the Fixed Account Value, and the Loan Account Value.

POLICY YEAR. The twelve-month period immediately following the Policy Date or any Policy Anniversary.

PORTFOLIO(S) OR PORTFOLIO OPTION(S). See definition of Investment Division.

PREMIUM. Consideration received for insurance coverage under this Policy.

RIDER. A form which provides additional benefits. When a Rider is attached to the Policy it is a part of the Policy and is subject to all the terms of the Policy unless We state otherwise in the Rider.

SEPARATE ACCOUNT. A segregated asset account established and maintained by the Company, comprised of Investment Divisions in which a portion of Our assets has been allocated for this and certain other policies. Its name is shown in the Policy Data Pages.

SEPARATE ACCOUNT POLICY VALUE. The current value of the amounts allocated to the Investment Divisions within the Separate Account of the Policy.

SERVICE CENTER. The Company's address and telephone number as specified in the Policy Data Pages or as may be designated by Us from time to time.

SOURCE ACCOUNT. The Investment Division(s) or Fixed Account made available by the Company and selected by the Owner from which amounts will be transferred to a Target Account(s) pursuant to one of the Company's systematic investment programs or from which Monthly Deductions will be assessed in accordance with the Owner's instructions.

SPECIFIED DEATH BENEFIT. The death benefit amount chosen for base coverage by the Owner and reflected in the most recently approved Schedule of Specified Death Benefits in the Policy Data Pages, less any reductions due to partial surrenders.

TARGET ACCOUNT(S). The Investment Division(s) or Fixed Account made available by the Company and selected by the Owner to which amounts will be transferred from a Source Account pursuant to one of the Company's systematic investment programs.

TOTAL PARTIAL SURRENDER AMOUNT. The partial surrender amount payable to the Owner plus the Partial Surrender Fee.

WE, US, OUR, THE COMPANY. Jackson National Life Insurance Company of New York.

WRITTEN REQUEST. Information or instructions given to Us in writing in a form satisfactory to Us that includes all required signatures. A Written Request takes effect when We accept it and it is recorded at Our Service Center.

VUL1803NY                               6

--------------------------------------------------------------------------------
                               GENERAL PROVISIONS
--------------------------------------------------------------------------------

ASSIGNMENT. The Owner may assign this Policy while it is in force subject to the interest of any assignee or irrevocable Beneficiary. We will not be bound by any assignment unless it is in writing and has been received at the Company's Service Center. An assignment will take effect when received by the Company. We are not responsible for any payment made before an assignment is received. We assume no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay income tax. We encourage You to obtain legal and/or tax advice before assigning this Policy.

BASIS OF VALUE. Values and reserves are determined in accordance with procedures that recognize the variable nature of the values attributable to the Separate Account. The method of calculating these values is consistent with the regulations of the State of New York.

CHANGES IN POLICY CHARGE FACTORS. Changes in Policy charge factors (interest rates We credit on the Fixed Account Value, Policy charges) will be determined by class and on future expectations for such elements as investments, earnings, mortality, persistency, expenses, and taxes. Any changes in Policy charge factors will be determined in accordance with procedures and standards on file with the State of New York Superintendent of Insurance.

CHARGES AND FEES. The Company may assess charges or fees under the Policy. Please see the Policy Data Page for more information as to charges or fees.

COMPLIANCE WITH THE INTERNAL REVENUE CODE. This Policy is intended to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code, as amended. The death benefit provided under the Policy is intended to qualify for the Federal income tax exclusion. To that end, the provisions of this Policy are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to limit or refuse changes to the Policy that would violate this section of the Internal Revenue Code.

At no time shall the amount of the death benefit under the Policy ever be less than the amount necessary to ensure or maintain such tax qualification. To the extent that the death benefit as of any time is increased by the provisions of this Policy, appropriate adjustments may be made in any cost of insurance, Policy values or supplemental benefits as of that time, retroactively or otherwise, that are consistent with such an increase. Such adjustments may result in a reduction in the Policy values, and may be made by reducing any death benefits payable.

If You selected the Guideline Premium and Cash Value Corridor Test and the Premiums paid under the Policy during any Policy Year exceed the amount allowable for qualification under this test, such excess Premium shall be removed from the Policy as of the Policy Anniversary, and any appropriate adjustment in the death benefit shall be made as of such date. This excess Premium shall be refunded with interest to the Owner no later than 60 days after the Policy Anniversary, as determined under Federal tax law to maintain the Policy's qualification as life insurance under the Internal Revenue Code.

We reserve the right to amend the Policy to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification requirements. We will send You a copy of any such amendment. If You refuse such an amendment, it must be by giving Us written notice, and Your refusal may result in adverse tax consequences.

VUL1803NY                               7

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

CONFORMITY WITH STATE LAWS. This Policy will be governed by the law of the State of New York. Any provision that is in conflict with New York law is amended to conform to the minimum requirements of such law.

CONTESTABILITY. All statements made in the application will be deemed representations and not warranties. No statement will void this Policy or be used as a defense to a claim unless it is contained in the written application. This Policy may not be contested after it has been in force during the lifetime of the Insured for two years from the Issue Date or reinstatement date, as applicable, except for nonpayment of any required Premium.

Any change in risk classification, Death Benefit Option, or the Schedule of Specified Death Benefits that requires evidence of insurability may not be contested after the change has been in force during the lifetime of the Insured for two years.

If the Insured dies during the Contestable Period, the Company may review the information submitted with the original application, amendments to the application, reinstatement application, application for change in the Schedule of Specified Death Benefits, change in risk classification, or any change to a Death Benefit Option that requires evidence of insurability.

A Policy may be contested only with respect to material misrepresentations made in the application for issue or reinstatement. A change in the Schedule of Specified Death Benefits, change in risk classification, or change to a Death Benefit Option that requires evidence of insurability, may be contested only with respect to material misrepresentations made in the application for such change.

As part of the contestable review, We may require the Beneficiary(ies) to sign authorizations necessary for release of medical and other information relating to the Insured.

CONTINUATION OF COVERAGE AT INSURED'S ATTAINED AGE OF 100. If the Policy is in force at the Insured's Attained Age of 100, the Policy will remain in force subject to the grace period provisions of this Policy and the following conditions will apply:
1. All death benefits are converted from Death Benefit Options B and C to Death Benefit Option A, if applicable.
2.   No further increases in the Specified Death Benefit will be permitted.
3.   No further Premium payments may be made.
4.   No further Monthly Deductions will be assessed against the Policy Value.
5. Partial surrenders and Policy loans will still be allowed to the extent there is sufficient value in the Policy, and Policy loan repayments will be allowed.
6. Funds in the Investment Divisions will be transferred to the Fixed Account. Interest will continue to be credited to the Fixed Account.
7.   Any systematic investment programs are terminated.
8. Interest on any Policy loan will continue to accrue and be added to the loan until the loan is paid off in its entirety. Interest on the Loan Account will continue to be credited.

This provision will not continue any Rider attached to the Policy beyond the date for its termination, as provided in the Rider.

VUL1803NY                               8

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

THE INSURED'S REACHING THE ATTAINED AGE OF 100 MAY HAVE TAX CONSEQUENCES TO THE OWNER. WE BELIEVE THAT THE POLICY WILL CONTINUE TO QUALIFY AS A "LIFE INSURANCE CONTRACT" UNDER THE INTERNAL REVENUE CODE. HOWEVER, THERE IS SOME UNCERTAINTY REGARDING THIS TREATMENT. IT IS POSSIBLE, THEREFORE, THAT YOU WOULD BE VIEWED AS CONSTRUCTIVELY RECEIVING THE CASH SURRENDER VALUE (INCLUDING ANY INDEBTEDNESS) IN THE YEAR IN WHICH THE INSURED ATTAINS AGE 100 AND WOULD REALIZE TAXABLE INCOME AT THAT TIME IN AN AMOUNT EQUAL TO THE POLICY VALUE LESS PREMIUMS REDUCED BY AMOUNTS PREVIOUSLY RECEIVED UNDER THE POLICY THAT WERE EXCLUDABLE FROM YOUR INCOME, EVEN IF THE DEATH BENEFIT PROCEEDS ARE NOT DISTRIBUTED AT THAT TIME. IT IS RECOMMENDED THAT THE OWNER CONSULT A QUALIFIED TAX PROFESSIONAL BEFORE THIS EVENT OCCURS.

CONTINUATION OF INSURANCE. The insurance coverage under this Policy, and any benefits provided by Rider, will continue in force so long as the Net Policy Value is sufficient to cover the Monthly Deduction amount subject to the grace period provision.

DEFERMENT OF PAYMENTS. We may defer making payments to You from the Fixed Account for up to six months, subject to applicable state law. Interest, subject to state requirements, will be credited during this deferral period, unless the interest payment is made within 10 Business Days from receipt of the request, or if the interest payment would be less than $25.

ENTIRE CONTRACT. The Policy, the attached application, supplemental applications, and any applicable Riders, Endorsements and amendments together make up the entire contract between You and the Company.

EXCHANGE TO GENERAL ACCOUNT PRODUCT. You may exchange this Policy for a general account life insurance policy under certain situations. The new policy will be issued on the life of the Insured without evidence of insurability for the same amount of insurance as the initial Specified Death Benefit of this Policy. The new policy will be issued on the general account life insurance policy form that is the most comparable in features and design to this Policy. The new policy will have the same issue date and issue age as this Policy, and will be issued at the risk classification of the new policy that is most comparable to that of the Insured under this Policy. Any incidental insurance benefits that are included in this Policy will be included in the new policy, if available under that policy. An equitable premium or policy value adjustment will be made, taking into account the premiums and policy values of this Policy and the new policy. A statement of the method of computing such adjustment shall be filed with the New York Insurance Department.

The above described exchange privilege may be exercised under either of the following situations:

(a) At any time during the first 18 Policy months from the Issue Date; or
(b) at any time there is a material change in the investment policy of the Separate Account and the Owner objects to such change. The Company will send the Owner the options available. The exchange must be requested within 60 days of the effective date of the change or the receipt of the notice of the options available, whichever is later.

The suicide and contestable periods under the new policy will run from the Issue Date of this Policy.

VUL1803NY                               9

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

GRACE PERIOD. If the Net Policy Value on any Monthly Anniversary is insufficient to pay the Monthly Deduction, this Policy will enter a 61-day grace period.

Written notice of the Premium required to continue this Policy in force will be mailed to You at Your last known address or any assignee of record at the beginning of the grace period. The amount required to continue the Policy in force will not exceed the expected amount needed to keep the Policy in force for more than three months from the beginning of the grace period. If the Premium required is not paid within the grace period, all coverage under this Policy will end without value at the end of the 61-day period.

If the Insured dies during the grace period, the Base Death Benefit will equal the Base Death Benefit in effect immediately prior to such period. We will deduct any overdue Monthly Deductions from the Base Death Benefit.

ILLUSTRATIONS. Upon Written Request, We will provide an illustration projecting future benefits under this Policy. A fee may be charged as shown in the Policy Data Pages.

MISSTATEMENT OF AGE OR GENDER. If the age and/or gender of the Insured is incorrectly stated on the application and the error is discovered before a claim is made, We will recalculate all values relevant to the Policy from the Policy Date assuming the correct information. If the recalculated Policy Value indicates that the Policy would have lapsed, payment of a Premium sufficient to make the Policy Value positive will be required.

If a claim is in process when the error is discovered, the Death Benefit Proceeds will be adjusted to be that which the most recent cost of insurance deduction would have purchased for the correct age and/or gender.

MODIFICATION OF POLICY. Any change or waiver of the provisions of this Policy must be in writing and signed by the president, a vice president, the secretary, or assistant secretary of the Company. No broker or producer has authority to change or waive any provision of this Policy.

NONPARTICIPATING. This Policy does not pay dividends nor does it share in the surplus or revenue of the Company.

PROOF OF AGE, GENDER OR SURVIVAL. The Company may require satisfactory proof of the correct age or gender, as applicable, of the Insured at any time. If any payment under this Policy is contingent upon the Owner or Beneficiary being alive, the Company may require satisfactory proof of such survival.

REBALANCING. The Owner may elect, on a form provided by the Company, to have his/her Policy Value reallocated among Investment Divisions and the Fixed Account in designated percentages on a periodic basis (monthly, quarterly, semi-annual or annual basis, or at such other time interval as approved by the Company). There is no processing fee for this service.

REDUCED PAID-UP INSURANCE. If You elect not to pay any further Premium payments, You may elect to purchase reduced paid-up insurance. Under this option, the death benefit is determined by applying the Net Policy Value as a net single premium at the Insured's Attained Age, gender and risk classification. Reduced paid-up insurance has a policy value based on credited interest of at least the Fixed Account Minimum Interest Rate, and monthly Cost of Insurance deductions based on the death benefit under this option and the Commissioner's 1980 Standard Ordinary Age Nearest Birthday Mortality Table, male or female.

No loans are allowed and partial surrenders reduce the death benefit and policy value under this option.

VUL1803NY                               10

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

REINSTATEMENT. If coverage under this Policy lapses for any reason other than a full surrender, it may be reinstated within five years of the date the Policy lapsed, subject to the following:

1. Your Written Request for reinstatement is received at Our Service Center;
2. You provide Us with satisfactory evidence of the Insured's insurability at the same risk classification as at the time the Policy was issued; and
3. You provide payment of Premium sufficient to cover the past due Monthly Deductions plus the Sales Charge if any and Tax Charges during the grace period, plus an additional amount determined by the Company to facilitate continued coverage for three months from receipt of the Premium.

The effective date of reinstatement will be the next Business Day following the date the required Premium is received and the application for reinstatement is approved by Us.

The Sales Charge if any, Tax Charges, Monthly Policy Fee, Monthly Administrative Charge, and Asset Based Risk Charge will be reinstated at the duration in effect when the Policy lapsed. Upon reinstatement, the suicide provision of this Policy does not begin anew.

The Death Benefit of the reinstated Policy cannot exceed the Death Benefit at the time of lapse.

The Policy Value at the time of reinstatement will equal:
1. The Policy Value at the time of lapse less any Indebtedness; plus
2. Any additional amounts paid into the Policy that are not considered payment of past due charges.

The Policy Value on the reinstatement date will be allocated to the Investment Divisions and the Fixed Account according to Your most recent Premium allocation instructions, using Accumulation Unit Values at the time of reinstatement.

REPORTS. The Company will send You a report about Your Policy at least once a year. This report will show You the current status of the Policy Value. It will also show any charges (as specified on the Policy Data Page) applied since the last report, interest credited, Total Partial Surrender Amounts taken, the current Death Benefit Proceeds at the end of the current report period, and any other information required by New York law. The report(s) shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT DIVISION(S). The Company may substitute any underlying mutual fund(s) with another underlying mutual fund without Your consent. Substitution would occur if the Company determines that the use of certain underlying mutual fund(s) is no longer possible or if the Company determines it is no longer appropriate for the purposes of the Policy. No substitution will be made without notice to You and without the prior approval of the New York Insurance Department. Changes of underlying mutual fund(s) are subject to federal securities laws and the laws of the state of New York. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Policy Value in that Investment Division(s) and the allocation of future Premiums.

VUL1803NY                               11

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

SUICIDE. If the Insured dies by suicide within 2 years from the Issue Date, We will not pay the Death Benefit Proceeds. We will return an amount equal to the Premiums paid less any Indebtedness and any Total Partial Surrender Amounts.

If the Insured dies by suicide within 2 years from the effective date of any change in the Schedule of Specified Death Benefits that required evidence of insurability, We will not pay the increased portion of the Death Benefit Proceeds. We will return an amount equal to the portion of the Monthly Deductions related to the cost of the increase.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following occur:

1. The New York Stock Exchange is closed (other than customary weekend and holiday closings);
2. Trading on the New York Stock Exchange is restricted;
3. An emergency exists such that it is not reasonably practical to dispose of or securities in the Separate Account or to determine the value of its assets;
4. The Securities and Exchange Commission, by order, so permits for the protection of Policy Owners.

The applicable rules and regulations of the Securities and Exchange Commission will govern whether the conditions described in 2. and 3. exist.

The types of payments from the Investment Divisions the Company may suspend or postpone are:

1. Determination and payment of surrenders;
2. Determination and payment of any death benefit; and
3. Granting of loans.

TAXABLE STATUS. If this Policy is not a modified endowment contract (MEC), a request for a Policy change that would trigger a change to a MEC status will not be processed unless You specify otherwise in writing. Such changes to the Policy could include, but are not limited to, certain changes to the Specified Death Benefit, a change in risk classification, surrenders, or any other change specified in the Internal Revenue Code (as amended).

TAX CONSEQUENCES. THERE MAY BE TAX CONSEQUENCES ASSOCIATED WITH THIS POLICY. AS WITH ALL TAX MATTERS, A PERSONAL TAX ADVISOR SHOULD BE CONSULTED.

TERMINATION. All coverage under this Policy will end on the date any one of the following events occurs:
1. You request in writing that coverage end;
2. the Insured dies; or
3. the grace period ends without payment of adequate Premium.

WRITTEN NOTICE. Any notice We send to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. Any written request or notice must be sent to the Service Center, unless We advise You otherwise. You are responsible for promptly notifying the Company of any address change.

VUL1803NY                               12

--------------------------------------------------------------------------------
                      OWNERSHIP AND BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------

OWNER. During the lifetime of the Insured, all rights under this Policy belong to the Owner(s). The Owner(s) may exercise these rights subject to the interests of any assignee or irrevocable Beneficiary. If the Policy has Joint Owners, the consent of all Owners is required for Policy changes. Upon the death of a Joint Owner, all rights shall be vested in the surviving Owner(s).

Unless it is otherwise provided in the application for this Policy or in a Rider to this Policy, the Insured will be the Owner.

CHANGE OF OWNERSHIP. The ownership of this Policy may be changed by the Owner(s) at any time during the Insured's lifetime. Any change must be made by Written Request to the Service Center. A change will take effect on the date the request is signed, subject to any actions taken by the Company prior to receipt of written notice from the Owner. We reserve the right to require that this Policy be presented for endorsement of any change.

BENEFICIARY. The Owner may designate the Beneficiary(ies) to receive any amount payable under this Policy on the Insured's death. The original Beneficiary(ies) will be named in the application and recorded in the Policy Data Pages of this Policy. If 2 or more persons are named as Beneficiary(ies), those surviving the Insured will share equally unless otherwise stated.

CHANGE OF BENEFICIARY. During the Insured's lifetime, the Owner may change the Beneficiary(ies) by submitting a Written Request to the Service Center, subject to any irrevocable Beneficiary(ies) designation or any existing assignment. A change will take effect on the date the request is signed, subject to any actions taken by the Company prior to receipt of written notice from the Owner.

DEATH OF BENEFICIARY. The interest of any Beneficiary who dies before the Insured will end at the death of the Beneficiary. Unless otherwise provided, the interest of any Beneficiary who dies at the time of or within ten days after the death of the Insured will also end if no Death Benefit Proceeds have been paid to the Beneficiary. If no Primary Beneficiary(ies) survives the Insured, benefits will be paid to any surviving Contingent Beneficiary(ies), if named, in equal shares, unless otherwise stated. If there are no surviving Beneficiaries at the death of the Insured, the Death Benefit Proceeds will be paid to the Owner, or the Owner's estate if the Owner does not survive the Insured.


VUL1803NY                               13

--------------------------------------------------------------------------------
                               PREMIUM PROVISIONS
--------------------------------------------------------------------------------

PAYMENT OF PREMIUMS. You must pay the Premium on or before the date the Policy is delivered. Premium payments may be made at any time before the Insured's Attained Age 100. Your Premiums are payable in United States currency.

We reserve the right to limit the amount of such Premium payments. Any Premium payment in excess of the limits established by the Company will be refunded to the Owner no later than 60 days after the Policy Anniversary following such payment. The minimum Premium that We will accept is shown in the Policy Data Pages.

The entire Premium as paid will be deemed earned when received by Us. No refund of any portion of the Premium will be made as the result of a death claim.

ALLOCATION OF PREMIUMS. Any Premium designated by You for the Fixed Account will be allocated to that account and will remain there until otherwise instructed by You. Any Premium received prior to the Allocation Date that is designated for the Investment Divisions will first be allocated to the Fixed Account. On the Allocation Date these funds will be allocated to the Investment Divisions specified by You in the application, or Your most recent instructions received by Us. After the Allocation Date, any subsequent Premium will be allocated immediately to the Policy Options according to Your most recent instructions.

The Owner may allocate Premium among the Fixed Account and the Investment Divisions. Such allocation may be made in any percentage from 0% to 100% in whole percentages.

PLANNED PREMIUMS. We will send Premium reminder notices for the amounts and frequency of payments established for as long as the Policy remains in force. We reserve the right to stop sending such notices if no Premium payment is made within any two consecutive Policy Years. Changes in the amounts or frequency of such payments will be subject to Our consent.

VUL1803NY                               14

--------------------------------------------------------------------------------
                             POLICY VALUE PROVISIONS
--------------------------------------------------------------------------------

POLICY VALUE. The Policy Value is equal to the sum of the Separate Account Policy Value, Fixed Account Value, and the Loan Account Value.

MONTHLY DEDUCTION. The Monthly Deduction amount is equal to:
1. the monthly cost of insurance rate per $1,000 of Net Amount at Risk, multiplied by the Net Amount at Risk, divided by $1,000;
2. plus the Monthly Policy Fee;
3. plus the Monthly Administrative Charge;
4. plus the cost of optional benefits and Riders.

The Owner may specify the Source Account(s) from which Monthly Deductions will be assessed. If no designation is made or the Source Account(s) have insufficient funds, the Monthly Deductions are taken from the Investment Divisions and Fixed Account in proportion to their current value on the Monthly Anniversary.

COST OF INSURANCE RATES. The monthly cost of insurance rates will be determined by Us from time to time, based on changes in mortality, persistency, and expense and/or Federal income tax assumptions. Any changes will be made on a class basis. The cost of insurance rates as of the Policy Date and subsequently for each change in the Schedule of Specified Death Benefits are based on the Insured's age, gender, risk classification, and the duration the coverage has been in force. The cost of insurance rates will not exceed those shown in the Policy Data Pages.

NET AMOUNT AT RISK. The Net Amount at Risk for Death Benefit Option A is the greater of:
1. the Specified Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Policy Value; or
2. the Minimum Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Policy Value.

The Net Amount at Risk for Death Benefit Option B is the greater of:
1. The Specified Death Benefit discounted one month at the Fixed Account Minimum Interest Rate; or
2. The Minimum Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Policy Value.

The Net Amount at Risk for Death Benefit Option C is the greater of:
1. The Specified Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, plus the greater of the sum of all Premium paid minus all prior Total Partial Surrender Amounts or zero, minus the Policy Value; or
2. The Minimum Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Policy Value.

Changes made by the Owner, including the payment of additional Premium and increases in the Planned Premiums that result in an increase in the Net Amount at Risk may require evidence of insurability, and/or the Premium may be refunded.

VUL1803NY                               15

--------------------------------------------------------------------------------
                        POLICY VALUE PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

SEPARATE ACCOUNT. The Separate Account is designated in the Policy Data Pages. It consists of assets We have set aside and have kept separate from the rest of Our assets and those of Our other separate accounts. These Policy assets in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets are credited to or charged against the variable life insurance policies supported by the Separate Account, and not against any other policies or contracts the Company may issue. The assets of the Separate Account will be available to cover the liabilities of Our General Account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. The Separate Account consists of several Investment Divisions. The assets of the Separate Account shall be valued at least as often as any benefits of this Policy, but in no event will such valuation be less frequent than monthly.

INVESTMENT DIVISIONS. The Policy offers Investment Divisions. The Investment Divisions available at issue are shown on the application, in the current prospectus and any supplement.

ACCUMULATION UNITS. The Separate Account Policy Value will go up or down depending on the performance of the Investment Division(s). In order to monitor the Separate Account Policy Value, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may go up or down from Business Day to Business Day. Adjustments to the Separate Account Policy Value, such as partial surrenders, partial surrender fees, transfers, allocations to the Loan Account, and any Monthly Deductions result in a redemption of Accumulation Units. The number of Accumulation Units redeemed is determined by dividing the amount of the adjustment by the Accumulation Unit Value for that Investment Division at the close of the Business Day. These adjustments do not affect the value of the Accumulation Units.

When You make an allocation or transfer to the Investment Division(s), the Company credits Your Policy with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated by the Accumulation Unit Value for that Investment Division at the close of the Business Day.

ACCUMULATION UNIT VALUE. The Company determines the value of an Accumulation Unit for each of the Investment Divisions. This is done by: 1. Determining the total value of assets held in the particular Investment Division; 2. Subtracting from the amount any Asset Based Risk Charge; and 3. Dividing this amount by the number of outstanding Accumulation Units.

The value of an Accumulation Unit is calculated before credits or redemptions of Accumulation Units are processed.

FIXED ACCOUNT. You may allocate Premium or make transfers to the Fixed Account while the Policy is in force, subject to the provisions of the Policy.

VUL1803NY                               16

--------------------------------------------------------------------------------
                        POLICY VALUE PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

FIXED ACCOUNT VALUE. The Fixed Account Value is determined in the following manner:
o Net Premium amounts are allocated to the Fixed Account as designated by the Owner pursuant to the terms of the Policy.
o On the Policy Date and each Monthly Anniversary, any applicable Monthly Deductions will be deducted from the Fixed Account Value.
o On each Business Day, amounts are deducted to reflect any Total Partial Surrender Amounts, transfers, and amounts allocated to the Loan Account, when such event occurs.
o Interest is credited on each Business Day as described below.

INTEREST TO BE CREDITED. The Company will credit interest to the Fixed Account. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. The rate in effect at the time an allocation is made will be applied to those funds allocated to the Fixed Account until the next Policy Anniversary. The then current rate declared by the Company will be applied to all funds in the Fixed Account until the next Policy Anniversary. Subsequent interest rates may be higher or lower than those rates previously set by the Company. The Company guarantees that it will credit interest to the Fixed Account at not less than the Fixed Account Minimum Interest Rate shown in the Policy Data Pages on an annual basis.


VUL1803NY                               17

-------------------------------------------------------------------------------
                             POLICY LOAN PROVISIONS
-------------------------------------------------------------------------------

GENERAL. After the Allocation Date, You may receive a loan as long as the Policy is in force and not in the grace period and is properly assigned to Us as security. We need no other collateral. To the extent that the loan is taken from the Fixed Account, We reserve the right to defer granting a loan for the period permitted by law, but not more than 6 months. We will not defer a loan to be used to pay premiums on policies with Us.

If the total Indebtedness equals or exceeds the Policy Value, the Policy may enter the grace period and lapse without value subject to the conditions in the grace period provision.

A LOAN MAY GIVE RISE TO TAXABLE INCOME TO THE OWNER. THE OWNER SHOULD GET COMPETENT TAX ADVICE BEFORE CONSIDERING ANY LOAN.

MAXIMUM AND MINIMUM LOAN AMOUNT AVAILABLE. The maximum and minimum available loan is shown in the Policy Data Pages.

INDEBTEDNESS. Indebtedness is equal to the loan, plus unpaid loan interest since the last Policy Anniversary. Any Indebtedness at time of settlement will reduce the proceeds. Indebtedness may be repaid in whole or in part at any time.

LOAN ACCOUNT. All amounts held as security for any loan will be transferred to an account known as the Loan Account. On each Policy Anniversary, if the amount of any Indebtedness exceeds the Loan Account Value, the excess shall be transferred to the Loan Account from the Investment Division(s) and Fixed Account proportionately based on their current value. On each Policy Anniversary, if the Loan Account Value exceeds any Indebtedness, the excess will be transferred from the Loan Account to the Investment Division(s) and Fixed Account proportionately based on their current value.

Unless otherwise specified by the Owner, the loan will be processed from each Investment Division and the Fixed Account proportionately based on their current value.

LOAN ACCOUNT VALUE. On each Policy Anniversary, the Loan Account Value is set equal to the Indebtedness. During the Policy Year, the Loan Account Value is equal to the Loan Account Value on the prior Policy Anniversary, plus any new loans, less any loan repayments since the prior Policy Anniversary, plus any credited interest.

LOAN INTEREST. Loans on the Policy will accrue interest at the rate(s) shown in the Policy Data Pages. Unpaid interest shall be added to the loan principal on the Policy Anniversary and will accrue interest on the same terms.

The Loan Account Value will be credited interest at the rate specified in the Policy Data Pages.


VUL1803NY                               18

--------------------------------------------------------------------------------
                         POLICY LOAN PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

LOAN REPAYMENT. All or part of any Indebtedness may be repaid at any time while this Policy is in force.

Any payment received by Us which is intended as a loan repayment, rather than an additional Premium payment, must be identified as such. If money received is in excess of the Indebtedness, the excess will be applied as payment of Premium on the Policy.

Loan repayments up to an amount equal to the Loan Account Value will be transferred from the Loan Account to the Fixed Account and Investment Division(s) proportionately based on Your most recent Premium allocation instructions on file with the Company, unless otherwise instructed by the Owner. The minimum loan repayment is shown in the Policy Data Pages.

The Company reserves the right to require loan repayments be credited to the Fixed Account to the extent that it was the source of the loan being repaid.

Failure to repay any loan or loan interest will not terminate this Policy unless the total Indebtedness equals or exceeds the Policy Value.

After expiration of the grace period, a loan may not be repaid even if the Policy is fully reinstated.


VUL1803NY                               19

--------------------------------------------------------------------------------
                  SURRENDER PROVISIONS (WITHDRAWAL PROVISIONS)
--------------------------------------------------------------------------------

FULL SURRENDER. Upon written request, You can surrender this Policy for its Cash Surrender Value. Upon surrender, all insurance in force under this Policy and any additional benefits provided by Riders will terminate. Surrender may occur at any time during the lifetime of the Insured. We reserve the right to defer the payment of that portion of the Cash Surrender Value from the Fixed Account for the period permitted by law, but not more than 6 months.

PARTIAL SURRENDER. Upon Written Request, You can take a partial surrender of this Policy after it has been in force for one year. The minimum amount of each partial surrender is shown in the Policy Data Pages. A partial surrender will not be allowed if it reduces the Net Policy Value to an amount less than or equal to the amount needed for the next three Monthly Deductions or if it will reduce any scheduled Specified Death Benefit below the Minimum Specified Death Benefit. We reserve the right to limit the number of partial surrenders in any Policy Year. A partial surrender cannot increase the Net Amount at Risk.

The Total Partial Surrender Amount is equal to the amount payable to the Owner plus the Partial Surrender Fee.

The Policy Value will be reduced by the Total Partial Surrender Amount.

The surrender will be processed from each Investment Division and the Fixed Account in proportion to their current value, unless otherwise specified by the Owner. We reserve the right to limit the amount surrendered from the Fixed Account.

We reserve the right to defer the payment of that portion of a partial surrender from the Fixed Account for the period permitted by law, but not more than 6 months.

Partial surrenders will affect the entire Schedule of Specified Death Benefits in the same manner as the Specified Death Benefit at the time of surrender is affected.

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION A - A partial surrender will reduce the Specified Death Benefit as follows:
o If the Base Death Benefit is greater than the Minimum Death Benefit, the Specified Death Benefit will be reduced by the Total Partial Surrender Amount.
o If the Base Death Benefit is equal to the Minimum Death Benefit, the Specified Death Benefit will be reduced by the amount by which the Total Partial Surrender Amount exceeds the difference between the Minimum Death Benefit and the Specified Death Benefit.

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION B - A partial surrender does not reduce the Specified Death Benefit. However, because the Policy Value is reduced, the Base Death Benefit is reduced by at least the Total Partial Surrender Amount.

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION C - If the Total Partial Surrender Amount is less than the sum of Premium paid minus all prior Total Partial Surrender Amounts, then the Specified Death Benefit will not be reduced. However, because the sum of the Total Partial Surrender Amounts has increased, the Base Death Benefit is reduced.

If the Total Partial Surrender Amount is greater than the total Premium paid minus the sum of all prior Total Partial Surrenders Amounts, then the Specified Death Benefit will be reduced by the amount that the Total Partial Surrender Amount exceeds the greater of the sum of all Premium paid minus all prior Total Partial Surrenders Amounts, the Minimum Death Benefit less the Specified Death Benefit, or zero.

A FULL OR PARTIAL SURRENDER MAY HAVE TAX CONSEQUENCES TO THE OWNER. IT IS RECOMMENDED THAT THE OWNER GET COMPETENT TAX ADVICE BEFORE CONSIDERING ANY SURRENDER.

VUL1803NY                               20

--------------------------------------------------------------------------------
                               TRANSFER PROVISIONS
--------------------------------------------------------------------------------

GENERAL. A transfer is subject to the following:

1. The maximum number of free transfers that may be made in any Policy Year that are not subject to a Transfer Charge is shown in the Policy Data Pages.
2. A Transfer Charge is deducted from the transferred amount prior to the allocation to the new Policy Option if a transfer exceeds the maximum number of free transfers, as stated in the Policy Data Pages.
3.   You may not make a transfer until after the Allocation Date.
4. The maximum amount that may be transferred from the Fixed Account is shown in the Policy Data Pages.
5. A transfer will be effective as of the end of the Business Day when We receive a transfer request acceptable to Us which contains all required information.
6.   We are not liable for a transfer made in accordance with Your instructions.
7. We reserve the right to restrict the number of transfers per Policy Year and to restrict transfers from being made on consecutive Business Days.
8. Your right to make transfers is subject to modification if We determine, in Our sole opinion, that the exercise by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Us to be to the disadvantage of the other Owners. A modification could be applied to transfers to or from one or more of the Investment Divisions and could include, but may not be limited to:
     a.   The requirement of a minimum time period between each transfer;
     b. Not accepting transfer requests of any person acting under a power of attorney on behalf of more than one Owner; or
     c. Limiting the dollar amount that may be transferred by an Owner at any one time.
9. During times of drastic economic or market conditions, We may suspend Your transfer rights temporarily without notice. We will, however, make every attempt to process Your request in a timely fashion.

FROM INVESTMENT DIVISION TO INVESTMENT DIVISION. You may transfer all or a portion of Your value in one Investment Division to another Investment Division at any time, subject to the terms of the Policy.

FROM INVESTMENT DIVISION TO THE FIXED ACCOUNT. If allowed by the Company, in its sole discretion, You may transfer all or a portion of Your Policy Value in any Investment Division to a Fixed Account Option, subject to the provisions of this Policy. The Company, in its sole discretion, may restrict or prohibit this type of transfer from time to time on a nondiscriminatory basis.

FROM THE FIXED ACCOUNT TO AN INVESTMENT DIVISION. Unless otherwise allowed by the Company, You may make one transfer from the Fixed Account to any Investment Division(s) during any Policy Year. This transfer from the Fixed Account is limited to the maximum Fixed Account transfer amount described in the Policy Data Pages. The one transfer per year and maximum transfer amount limitations do not apply in the case of transfers due to a systematic investment program provided by the Company.


VUL1803NY                               21

--------------------------------------------------------------------------------
                          TRANSFER PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

SYSTEMATIC INVESTMENT PROGRAMS. The Company may provide systematic investment programs that allow You to transfer funds among the Investment Divisions and the Fixed Account. These programs may include dollar cost averaging and rebalancing. You may contact the Company's Service Center for further information, and the Company will furnish all necessary forms to request these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss in a declining market.

Dollar cost averaging provides a regular, level investment to the Target Accounts over time. In order to participate in a dollar cost averaging program, there must be a minimum amount in the Source Account, as specified in the Policy Data Pages. The Company may waive this requirement at its discretion. Intervals between transfers may be monthly, quarterly, semi-annually, or annually. The minimum amount of any transfer for dollar cost averaging is specified in the Policy Data Pages.

VUL1803NY                               22

--------------------------------------------------------------------------------
                            DEATH BENEFIT PROVISIONS
--------------------------------------------------------------------------------

GENERAL. Upon the receipt of Due Proof of Death of the Insured, We will pay the Death Benefit Proceeds to the Beneficiary, subject to the provisions of this Policy as long as this Policy is in force.

MINIMUM DEATH BENEFIT. The Minimum Death Benefit is determined each Monthly Anniversary by multiplying the Policy Value by the appropriate percentage as stated in the Table of Minimum Death Benefit Percentages in the Policy Data Pages.

BASE DEATH BENEFIT. The Base Death Benefit is determined by the Death Benefit Option in effect at the time of the Insured's death.

DEATH BENEFIT OPTION A - The Base Death Benefit equals the greater of 1) the Specified Death Benefit and 2) the Minimum Death Benefit.
DEATH BENEFIT OPTION B - The Base Death Benefit equals the greater of 1) the Specified Death Benefit plus the Policy Value and 2) the Minimum Death Benefit. DEATH BENEFIT OPTION C - The Base Death Benefit equals the greater of 1) the Specified Death Benefit plus the greater of the sum of all Premiums paid minus all prior Total Partial Surrender Amounts or zero, and 2) the Minimum Death Benefit.

DEATH BENEFIT PROCEEDS. The Death Benefit Proceeds are calculated on the date of receipt of Due Proof of Death and are equal to:
1. the Base Death Benefit;
2. plus any Rider benefits payable as a result of the Insured's death;
3. less any Indebtedness;
4. less any overdue Monthly Deductions if the Insured dies during the grace period.

We will continue to charge Monthly Deductions between the initial notification and the receipt of Due Proof of Death.

If the Insured dies during a contestable period, We will complete Our review and determination of the validity of the Policy under New York law before any Death Benefit Proceeds are paid.

The Beneficiary(ies) bear the investment risk of the Investment Division between the time of the Insured's death and the date We receive Due Proof of Death.

We will add required interest from the date of death to the date of payment to the resulting amount owed. We will compute the interest at a rate We determine, but not less than the rate required by New York law.

PROTECTION OF BENEFITS. No Beneficiary may commute, encumber, alienate or assign any payment under this Policy before it is due. To the extent permitted by New York law, no payment will be subject to the debts, contracts, or engagements of any Beneficiary. In addition, to the extent permitted by law, no payment will be subject to any judicial process to levy You or to attach the same for payment thereof.


VUL1803NY                               23

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

PAYMENT OF BENEFITS. Any amount payable to a Beneficiary at the death of the Insured under this Policy will be paid in a single lump-sum payment.

CHANGES IN SPECIFIED DEATH BENEFIT. The Specified Death Benefit can be level for the life of the Policy or can be scheduled to change at the beginning of a selected Policy Year(s). All scheduled changes are reflected in the Schedule of Specified Death Benefits (See Policy Data Pages) and must occur on a Policy Anniversary. Upon request in writing and subject to Our approval, the Schedule of Specified Death Benefits may be changed. We reserve the right to limit or refuse changes in the Schedule of Specified Death Benefits. The amount of any change must be at least $10,000. Any changes to the Schedule of Specified Death Benefits will be effective on the Monthly Anniversary following the date of approval of such change, assuming at least one Business Day remains before the Monthly Anniversary. If less than one Business Day remains before the Monthly Anniversary, the change will be effective on the second following Monthly Anniversary. We will send You a new Policy Data Page which reflects the new Schedule of Specified Death Benefits.

Increases in the Schedule of Specified Death Benefits are subject to evidence of insurability satisfactory to Us. Such increase is also subject to the sufficiency of the Net Policy Value to cover Monthly Deductions through the end of the Policy Year in which the increase is requested. A refusal to accept a scheduled increase will void any future scheduled increases, subject to new evidence of insurability.

A decrease in the Specified Death Benefit will apply first against the most recent increase, against the next most recent increases successively, and finally against the initial Specified Death Benefit. Any decrease must be such that the Specified Death Benefit will not be less than the Minimum Specified Death Benefit shown in the Policy Data Pages. An unscheduled decrease in the current Specified Death Benefit will void any future scheduled increases, subject to new evidence of insurability. A refusal to accept an approved scheduled decrease will only be allowed subject to evidence of insurability, and if approved will void any future scheduled increases, subject to evidence of insurability.

Any increase in the Specified Death Benefit (scheduled or unscheduled) following any change in the Schedule of Specified Death Benefits that requires evidence of insurability will be subject to the terms of the underwriting at the time of the change.

Any change in the Schedule of Specified Death Benefits that requires evidence of insurability must include an increase in the current Specified Death Benefit

CHANGES IN DEATH BENEFIT OPTION. Upon request in writing and subject to Our approval, the Death Benefit Option may be changed. We reserve the right to limit or refuse changes to the Death Benefit Option. Any changes to the Death Benefit Option will be effective on the Monthly Anniversary following the date of approval of such change, assuming at least one Business Day remains before the Monthly Anniversary. If less than one Business Day remains before the Monthly Anniversary, the change will be effective on the second following Monthly Anniversary.

VUL1803NY                               24

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

We will not approve a change in Death Benefit Option if it reduces any scheduled Specified Death Benefit below the Minimum Specified Death Benefit shown in the Policy Data Pages.

If You request to change from Death Benefit Option A to Death Benefit Option B, each Specified Death Benefit in the Schedule of Specified Death Benefits will be reduced by the Policy Value as of the effective date of the change. This change may require evidence of insurability.

If You request to change from Death Benefit Option B to Death Benefit Option A, each Specified Death Benefit in the Schedule of Specified Death Benefits will be increased by the Policy Value as of the effective date of the change.

If You request to change from Death Benefit Option C to Death Benefit Option A, each Specified Death Benefit in the Schedule of Specified Death Benefits will be increased by the greater of the sum of all Premium paid minus all prior Total Partial Surrender Amounts, or zero as of the effective date of the change.










VUL1803NY                               25